Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-119162 of American Tower Corporation on Form S-3 of our reports dated March 29, 2005, relating to (1) the financial statements of American Tower Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets”); and to (2) management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion and includes an explanatory paragraph relating to a material weakness identified), appearing in the Annual Report on Form 10-K of American Tower Corporation for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/    DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 31, 2005